Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2010 First Quarter Results

EPS of $0.66 from Continuing Operations Surpass Wall Street Estimates

FREMONT, CA—March 25, 2010—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal first quarter ended February 28, 2010.

For the fiscal first quarter, revenues from continuing operations were $1.94 billion, an increase of 12.5% compared to $1.72 billion for the fiscal quarter ended February 28, 2009. The reported revenues of $1.94 billion reflect the impact of the Company’s fiscal first quarter 2010 change in revenue accounting for certain types of services and extended warranty contracts. These contracts, which would have contributed approximately $79 million of revenues in the fiscal first quarter, are now accounted for on a net fee basis. The Company’s fiscal first quarter revenue estimate did not anticipate this change in net revenue accounting. This change in revenue accounting had no effect on the gross profit reported.

Income from continuing operations before non-operating items, income taxes and non-controlling interest was $39.0 million, or 2.01% of revenues, versus $33.8 million, or 1.96% of revenues in the prior year fiscal first quarter.

Net income from continuing operations for the fiscal first quarter was $23.2 million, or $0.66 per diluted share, exceeding average Wall Street estimates of $0.62. This compares with $18.0 million, or $0.55 per diluted share in the prior year fiscal first quarter. Net income attributable to SYNNEX including the sale of China Civilink (Cayman) for the fiscal first quarter of 2010 was $34.7 million, or $0.98 per diluted share.

“I am very pleased with our continued industry-leading, financial performance and top-line growth. SYNNEX has, once again, gained market share while expanding our margins and growing our EPS and ROIC”, stated Kevin Murai, President and Chief Executive Officer. “This is a testament to our unique business model and our team’s ability to execute effectively within our differentiated business strategy and further develop our key initiatives.”

Financial Highlights:

•	Distribution revenues from continuing operations were $1.91 billion, an increase of 12.6% over the prior year fiscal first quarter.

•	Global Business Services revenues from continuing operations were $26.1 million, an increase of 6.8% over the prior year fiscal first quarter.

•

Distribution income from continuing operations before non-operating items, income taxes and non-controlling interest was $36.0 million, or 1.88% of distribution revenues, versus $31.1 million, or 1.83% of revenues from continuing operations in the prior year fiscal first quarter.

•

Global Business Services income from continuing operations before non-operating items, income taxes and non-controlling interest was $3.0 million, or 11.35% of Global Business Services revenues, versus $2.7 million, or 10.91% of revenues from continuing operations in the prior year fiscal first quarter.

•	SYNNEX’ cash conversion cycle was 45 days and includes the purchase of net working capital associated with the Company’s quarter-end acquisition of Jack of All Games, Inc.

•	SYNNEX’ debt to capitalization ratio was 26.6%.

•	The Company posted ROIC of 8.6% for the quarter.

•	First quarter depreciation and amortization were $2.7 million and $1.2 million, respectively.

•	First quarter capital expenditures were $2.4 million.

Second Quarter Fiscal 2010 Outlook:

The following statements are based on the Company’s current expectations for the second quarter of fiscal 2010. These statements are forward-looking and actual results may differ materially.

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Revenues are expected to be in the range of $1.95 billion to $2.03 billion. This range reflects the change in revenue accounting for certain service and extended warranty contracts which was adopted in the fiscal first quarter of 2010. Historically this business represented approximately 4% of reported revenues.

•	Net income is expected to be in the range of $22.1 million to $23.1 million.

•	Diluted earnings per share are expected to be in the range of $0.62 to $0.65.

The calculation of diluted earnings per share for the second quarter of fiscal 2010 is based on a diluted weighted-average common share count of approximately 35.4 million.

“The outlook for the second quarter is based on our expectations of a stable demand environment and our continued focus on profitable growth,” Mr. Murai continued. “We remain highly confident in our track record and our ability to continue to grow market share, EPS and ROIC.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 58609365. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until April 8, 2010.

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About SYNNEX Corporation

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 6,300 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our revenues, net income and earnings per share for the second quarter of fiscal 2010, anticipated demand, our focus on profitability and our ability to grow market share, EPS and ROIC, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws, risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2009 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, Jack of All Games, the Jack of All Games logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended February 28, 2010	Three Months Ended February 28, 2009
		(As Adjusted)(1)
Revenue	$1,936,038	$1,720,370

Cost of revenue	(1,826,877)	(1,619,523)

Gross profit	109,161	100,847

Selling, general and administrative expenses	(70,208)	(67,060)

Income from continuing operations before non-operating items, income taxes and non-controlling interest	38,953	33,787

Interest expense and finance charges, net	(3,809)	(5,099)
Other income (expense), net	1,163	(388)

Income from continuing operations before income taxes and non-controlling interest	36,307	28,300

Provision for income taxes	(13,067)	(10,322)

Income from continuing operations before non-controlling interest, net of tax	23,240	17,978

Income from discontinued operations, net of tax	75	1,074
Gain on sale of discontinued operations, net of tax	11,351	—

Net income	34,666	19,052

Net income attributable to non-controlling interest	(7)	(161)

Net income attributable to SYNNEX Corporation	$34,659	$18,891

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$23,249	$18,020
Discontinued operations:
Income from discontinued operations, net of tax	59	871
Gain on sale of discontinued operations, net of tax	11,351	—

Net income attributable to SYNNEX Corporation	$34,659	$18,891

Earnings per share:
Basic
Income from continuing operations	$0.69	$0.56
Income from discontinued operations	$0.33	0.03

Net income per common share	$1.02	$0.59

Diluted
Income from continuing operations	$0.66	$0.55
Income from discontinued operations	0.32	0.03

Net income per common share	$0.98	$0.58

Weighted-average common shares outstanding-basic	33,880	32,113

Weighted-average common shares outstanding-diluted	35,255	32,764

(1)	In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 28, 2010	November 30, 2009
		(As Adjusted)(1)
Assets
Current assets:
Cash and cash equivalents	$38,054	$37,816
Short-term investments	23,775	21,219
Accounts receivable, net	782,375	820,633
Receivable from vendors, net	106,342	99,610
Receivable from affiliates	884	5,144
Inventories	770,979	713,813
Deferred income taxes	27,807	27,787
Current deferred assets	24,492	13,830
Other current assets	50,067	26,144
Assets held for sale	—	74,185

Total current assets	1,824,775	1,840,181

Property and equipment, net	94,203	94,725
Goodwill	110,697	107,563
Intangible assets, net	20,734	18,066
Deferred income taxes	306	2,849
Long-term deferred assets	16,174	10,636
Other assets	37,775	25,890

Total assets	$2,104,664	$2,099,910

Liabilities and stockholders’ equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$176,690	$150,740
Accounts payable	632,975	687,432
Payable to affiliates	76,541	82,728
Accrued liabilities	115,348	117,599
Current deferred liabilities	30,673	18,798
Income taxes payable	3,425	2,431
Liabilities related to assets held for sale	—	18,148

Total current liabilities	1,035,652	1,077,876

Long-term borrowings	9,288	9,410
Convertible debt	127,881	126,785
Long-term liabilities	43,140	29,285
Long-term deferred liabilities	14,361	9,742
Deferred income taxes	5,533	8,077

Total liabilities	1,235,855	1,261,175

Stockholders’ equity:
Preferred stock	—	—
Common stock	34	34
Additional paid-in capital	255,637	249,892
Accumulated other comprehensive income	24,313	27,151
Retained earnings	585,904	551,245

Total SYNNEX Corporation stockholders’ equity	865,888	828,322
Non-controlling interest	2,921	10,413

Total equity	868,809	838,735

Total liabilities and stockholders’ equity	$2,104,664	$2,099,910

(1)	In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.